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                                                                      EXHIBIT 99


                        Report of Independent Accountants


To the Board of Directors and Stockholders of D&N Financial Corporation:

In our opinion, the consolidated statement of condition as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity, and of cash flows for each of the two years in the period ended December 31, 1998 of D&N Financial Corporation and its subsidiaries (not presented separately herein) present fairly, in all material respects, the financial position, results of operations and cash flows of D&N Financial Corporation and its subsidiaries at December 31, 1998 and for each of the two years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of D&N Financial Corporation for any period subsequent to December 31, 1998.


/s/ PricewaterhouseCoopers LLP

Detroit, Michigan
January 21, 1999